Exhibit 99.1

2015-14

NEWS RELEASE

HECLA REPORTS FIRST QUARTER 2015 RESULTS

Greens Creek continues to outperform

For the Period Ended: March 31, 2015

For Release: May 7, 2015

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter net income applicable to common stockholders of $12.4 million, or $0.03 per basic share, and adjusted net loss applicable to common stockholders of $7.0 million, or $0.02 per basic share.1

FIRST QUARTER 2015 HIGHLIGHTS AND SIGNIFICANT ITEMS

•	Sales of $119.1 million.
•	Operating cash flow of $21.4 million.
•	Adjusted EBITDA of $35.0 million.²
•	Total silver production of 2.9 million ounces at a cash cost, after by-product credits, per silver ounce of $4.93.³
•	Total gold production of 40,650 ounces, of which 25,411 ounces were produced at Casa Berardi at a cash cost, after by-product credits, per gold ounce of $974.³
•	Silver equivalent production of 8.7 million ounces.[4]
•	Cash and cash equivalents of $196 million.
•	Entered into an agreement to acquire Revett Mining Company for approximately $20 million of stock.
•	Reviewing multiple third-party mill opportunities for San Sebastian project and have all major permits for mining.
•	Affirmed 2015 guidance for production and cash cost, after by-product credits, as well as capital and exploration spending.

"Greens Creek continues to have outstanding performance and Lucky Friday was solid," said Phillips S. Baker, Jr., Hecla's President and CEO. "Casa Berardi produced less gold than last year's first quarter but we expect production to increase over the remainder of the year and to achieve our guidance. During the first quarter the mines' performance allowed us to operate within adjusted EBITDA."

Mr. Baker continued, "Our solid operations and balance sheet have allowed Hecla to establish a strong growth profile. Within 12 months San Sebastian could generate significant production, cash flow and returns from third-party milling of high-grade mineralization. Then in 2018 we expect annual silver production at the Lucky Friday to increase about 60% to five million ounces as we access higher-grade ore once the #4 Shaft is completed. And finally, the Revett Rock Creek project could generate significant silver production in 10 to 15 years."

(1)

Adjusted net income (loss) applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP), a reconciliation of which to net income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release.

(2)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release.
(3)

Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

(4)	Silver equivalent calculations based on the following prices: $17.25 for Ag, $1,225 for Au, $0.90 for Pb, and $1.00 for Zn.

FINANCIAL OVERVIEW

(in thousands, except per share amounts)	First Quarter Ended
HIGHLIGHTS	March 31, 2015	March 31, 2014
FINANCIAL DATA

Sales	$119,092	$125,787
Gross profit	$19,873	$22,243
Income applicable to common stockholders	$12,414	$11,503
Basic income per common share	$0.03	$0.03
Diluted income per common share	$0.03	$0.03
Net income	$12,552	$11,641
Cash provided by operating activities	$21,419	$30,383
Capital expenditures (excluding capitalized interest)	$27,907	$28,948
Cash and cash equivalents as of quarter end	$196,231	$207,642

Net income applicable to common stockholders for the first quarter increased $0.9 million to $12.4 million, or $0.03 per share, from the same period a year ago and was impacted by the following factors:

•	Revenues were 5% lower due to lower realized silver, gold, and lead prices, partially offset by higher zinc prices.
•	Net foreign exchange gains of $12.3 million compared to a gain of $4.1 million in the same period of 2014 due to a weaker Canadian dollar.
•	Net gain on base metal derivative contracts of $5.8 million in the first quarter of 2015 compared to a gain of $9.5 million in the first quarter of 2014.
•	Impairment loss of $2.8 million in the first quarter of 2015 for investments in exploration companies.

Operating cash flow of $21.4 million declined 30% over the same period in 2014 principally due to normal working capital fluctuations. The adjusted EBITDA of $35.0 million decreased 15% over the same period in 2014 due to lower prices of gold, silver and lead.

Capital expenditures (excluding capitalized interest) totaled $27.9 million for the first quarter ended March 31, 2015. Expenditures at Greens Creek, Casa Berardi, and Lucky Friday were $6.3 million, $7.9 million, and $13.7 million, respectively.

Metals Prices

Average realized silver prices in the first quarter of 2015 were $17.18 per ounce, 14% lower than the $20.04 price realized in the first quarter of 2014. Realized gold and lead prices also declined 6% and 13%, respectively, while realized zinc prices increased 4% from the first quarter of 2014.

		First Quarter Ended
		March 31, 2015	March 31, 2014
AVERAGE METAL PRICES

Silver -	London PM Fix ($/oz)	$16.72	$20.49
	Realized price per ounce	$17.18	$20.04
Gold -	London PM Fix ($/oz)	$1,219	$1,294
	Realized price per ounce	$1,222	$1,298
Lead -	LME Cash ($/pound)	$0.82	$0.95
	Realized price per pound	$0.85	$0.98
Zinc -	LME Cash ($/pound)	$0.94	$0.92
	Realized price per pound	$0.94	$0.90

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2015:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2015 settlements	25,849	8,874	$0.94	$0.81
CONTRACTS ON FORECASTED SALES
2015 settlements	27,999	22,487	$0.95	$1.10
2016 settlements	44,699	34,337	$0.99	$1.03
2017 settlements	1,984	—	$1.04	N/A

The contracts represent 30% of the forecasted zinc production at an average price of $0.98 per pound for the period from the second quarter 2015 to the end of 2017 and 29% of the forecasted lead production at an average price of $1.06 per pound for the period from the second quarter 2015 to the end of 2017.

OPERATIONS OVERVIEW

•

Greens Creek production of 2.0 million ounces of silver in the first quarter increased 14% over the same period of 2014, as the mine realized an 11% increase in silver ore grades and higher recoveries.

•

Lucky Friday silver production of 0.84 million ounces in the first quarter of 2015 increased 20% over the same period of 2014. The increase is attributable to higher ore grades and recoveries, despite lower ore production due to mine sequencing.

•

Casa Berardi gold production of 25,411 in the first quarter of 2015 represents a 19% decrease over the same period of 2014, as a result of lower grades and recoveries. Changes made to the plant are expected to improve recoveries over the remainder of the year.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the first quarters ended March 31, 2015 and 2014:

	First Quarter Ended			First Quarter Ended
	March 31, 2015			March 31, 2014
	Production (ounces)	Increase/ (decrease) over Q1 2014	Cash costs, after by-product credits, per gold or silver ounce¹	Production (ounces)	Cash costs, after by-product credits, per gold or silver ounce²
Silver	2,878,597	16%	$4.93	2,491,853	$3.83
Gold	40,650	(12)%	$974	46,268	$886
Greens Creek	2,035,966	14%	$3.23	1,787,137	$1.58
Lucky Friday	836,719	20%	$9.05	699,605	$9.60
Casa Berardi	25,411	(19)%	$974	31,259	$886

(1)

Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is used as a by-product credit against the silver cash cost.

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2015 and 2014:

		First Quarter Ended
		March 31, 2015	March 31, 2014
PRODUCTION SUMMARY

Silver -	Ounces produced	2,878,597	2,491,853
	Payable ounces sold	2,926,535	2,189,703
Gold -	Ounces produced	40,650	46,268
	Payable ounces sold	39,795	43,965
Lead -	Tons produced	9,878	9,635
	Payable tons sold	8,625	7,580
Zinc -	Tons produced	16,087	17,091
	Payable tons sold	11,143	13,503

Greens Creek Mine - Alaska

Silver production at Greens Creek was 2.0 million ounces for the first quarter 2015, an increase of 14% over the 1.8 million ounces of the prior year period. This consistently strong silver production is due to higher silver grades as a result of normal mine sequencing and higher silver and gold recoveries. Changes made to the flotation circuit in the fourth quarter of 2014 continue to result in higher silver recovery. The mill operated at 2,172 tons per day (tpd) during the first quarter of 2015.

The cash cost, after by-product credits, per silver ounce increased to $3.23 in the first quarter 2015 from $1.58 in the first quarter 20141 in part due to lower by-product revenues. Power costs were similar in both periods due to higher precipitation levels in Southeastern Alaska resulting in continued availability of less expensive hydroelectric power.  Higher labor costs, due to increased staffing levels, and lower milled tons are the largest factors in an increase of mining and milling cost per ton by 10% and 4%, respectively, in the first quarter compared to the same period in 2014.  Treatment costs are less as a result of lower silver prices, as treatment costs include the value of silver not payable to the company through the smelting process.

(1)

Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

Lucky Friday Mine - Idaho

First quarter 2015 silver production at Lucky Friday was 0.84 million ounces, an increase of 20% over the 0.70 million ounces of the prior year period due to higher silver grades and recoveries. The mill operated at 825 tpd during the first quarter of 2015.

The cash cost, after by-product credits, per silver ounce decreased to $9.05 in the first quarter of 2015 from $9.60 in the prior year period as a result of higher production and higher ore grades.1

#4 Shaft, a key growth project, has now been excavated a total of 2,720 feet to the 7660 level. The project is more than 80% complete and is expected to be finished in the third quarter of 2016. The total estimated completion cost of the #4 Shaft is now approximately $225 million, with $176 million spent through the first quarter. As of March 31, 2015, the #4 Shaft team has worked 1,230 days without a lost-time accident.

Casa Berardi Mine - Quebec

The Casa Berardi mine produced 25,411 ounces of gold in the first quarter, a decrease of 19% over the 31,259 ounces of the prior year period due to lower grades and recoveries. The mine experienced lower grades as a result of mine sequencing. Recoveries were lower due to metallurgical characteristics of the ore from the 118 Zone requiring adjustments to the ore control system which are expected to improve recoveries over the rest of the year. These adjustments include the adoption of X-ray fluorescence technology which should better predict ore zones that contain high levels of arsenopyrite which is more difficult to recover gold from. Improved prediction should allow better blending of ore and adjustments to reagent dosing. The mill operated at an average of 2,090 tpd. Although tonnage was comparable to the first quarter of 2014, it was affected by a two-day power outage and squeezing conditions in one work area requiring the re-drilling of blastholes.

The cash cost, after by-product credits, per gold ounce of $974 in the first quarter 2015 increased from $886 in the prior year period as a result of lower production.1 The Company expects Casa Berardi to produce 130,000 ounces of gold this year at a cash cost, after by-product credits, per gold ounce of $825.1

Revett Transaction

On March 27, 2015, Hecla reached an agreement to acquire Revett Mining Company in the form of a merger valued at approximately $20 million, with the transaction expected to close late in the second quarter. The proposed merger is subject to approval by Revett's stockholders and to the satisfaction of other closing conditions contained in the merger agreement.

Upon completion of the merger, Hecla would expect to continue to advance permitting of the Rock Creek project. Located in northwest Montana, Rock Creek is considered one of the largest undeveloped silver and copper deposits in North America. The project is within 100 miles of Hecla’s Lucky Friday mine in Idaho. A Supplemental Environmental Impact Statement (SEIS) is in process and the U.S. Forest Service schedule indicates that the SEIS will be issued later this year for public comment.

(1)

Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

EXPLORATION AND PRE-DEVELOPMENT REVIEW

Expenditures

Exploration and pre-development expenses were $4.6 million and $0.5 million, respectively, in the first quarter of 2015, a decrease of about $0.5 million for exploration and increase of $0.1 million for pre-development versus the first quarter of 2014 as a result of reduced discretionary spending offset by increased pre-development activity in Mexico. Full year exploration and pre-development expenses are expected to be about $18.0 million.

San Sebastian - Mexico

There has been significant drilling success over the past two years on the near-surface East Francine, Middle and North veins at the San Sebastian project in central Mexico. The East Francine, Andrea, Middle and North veins now define nearly 4.5 miles of mineralized strike length and are open along strike and at depth. The near-surface portions of the East Francine, North and Middle veins contain mineralization that may be suitable to open pit mining. The East Francine Vein is the faulted extension of the past-producing, high-grade Francine Vein which from 2001 to 2005 was one of the highest-grade producers in Mexico.

A preliminary economic assessment (PEA) level study is underway by AMC Mining Consultants (Canada) Limited of Vancouver, BC. The study is looking into various combinations of shallow open pits and underground mining. In addition, M3 Engineering and Technology Corp. of Tucson, Arizona is reviewing metallurgical options for the project. Completion of the PEA is expected in the third quarter. The Company sees potential to generate free cash flow from the high-grade East Francine Vein in the next year or two, and is working towards making a production decision this year. A number of third-party milling options are currently under review for suitability to allow the project to rapidly move into production with a minimal level of capital investment. The major permits required for mining are in hand.

The Middle Vein has been traced for nearly 6,500 feet along strike and to a depth of over 1,000 feet. Recent drilling of the Middle Vein is defining a new zone of near-surface mineralization to the southeast of the San Ricardo Fault. Drill results in the first quarter include 0.29 oz/ton gold and 6.7 oz/ton silver over 8.9 feet, and 0.21 oz/ton gold and 7.6 oz/ton silver over 7.8 feet. The North Vein has a mineralized trend that extends over 3,450 feet along strike and 650 feet to depth and remains open along strike in both directions and at depth. Recent intersections of the North Vein east of the San Ricardo Fault include 0.02 oz/ton gold and 18.3 oz/ton silver over 6.4 feet and 0.10 oz/ton gold and 18.4 oz/ton silver over 3.6 feet.

The East Francine Vein has currently been traced for over 1,300 feet along strike and to 650 feet of depth and primarily consists of supergene and oxide mineralization. Drilling of systematic near-surface step-out holes to the southeast of the San Ricardo Fault was conducted during the first quarter. In-fill drilling of a shallow gap between the previous drilling and drilling on the periphery has expanded the area of near-surface, supergene enrichment. Recent deeper drilling east of the San Ricardo Fault has also intersected some strong mineralization that is in close proximity to the past underground workings of the San Sebastian mine. Drill intersections include 0.30 oz/ton gold and 17.3 oz/ton silver over 4.1 feet.

Greens Creek - Alaska

At Greens Creek, definition and exploration drilling made progress in refining the NWW, 9A and Deep 200 South resources and advancing the Gallagher Fault Block and Deep 200 South trends. Recent drilling of the NWW zone includes 27.9 oz/ton silver, 0.20 oz/ton gold, 5.3% zinc, and 2.3% lead over 22.9 feet and 21.3 oz/ton silver, 0.15 oz/ton gold, 17.6% zinc, and 5.0% lead over 16.6 feet.

Drilling of the 9A zone has defined continuous mineralization along the southernmost portion of the mine contact. Recent exploration drilling of the Gallagher Fault Block combined with existing intercepts defines mineralized zones proximal to the Gallagher Fault for 430 vertical feet and 1,000 feet of strike length. Drill intersections continue to be very encouraging, and mineralization remains open to the south.

Drilling of the Deep 200 South in the past few years has defined three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Recent drill intersections of the folded upper bench mineralization include 67.8 oz/ton silver, 0.04 oz/ton gold, 3.8% zinc, and 2.2% lead over 11.7 feet along the upper limb and 29.9 oz/ton silver, 0.04 oz/ton gold, 2.9% zinc and 1.6% lead over 12.7 feet along the lower limb. Drill intersections continue to be very encouraging, and mineralization remains open to the south.

Casa Berardi - Quebec

At Casa Berardi, up to seven drills have been operating underground in an effort to refine current stope designs and resources in the 118, 123 and 124 zones and exploration drilling has extended mineralization on the newly discovered 117 Zone. In-stope and definition drilling of the upper 118 Zone from the 530 level intersected a 20 to 60-foot wide shear zone that includes mineralized intervals of 0.42 oz/ton gold over 21.0 feet and 0.31 oz/ton gold over 43.0 feet. This mineralization is open to the west and deeper drilling suggests the zone continues to plunge to the west above the 550 level and may define an interesting new mineralized block.

Drilling has confirmed continuity of high-grade mineralization in the 123 Zone including intersections of 0.52 oz/ton gold over 17.7 feet and 0.34 oz/ton gold over 31.2 feet in the upper zone and 0.86 oz/ton gold over 12.1 feet in the lower areas. The lenses of the 123 Zone currently represent at least 1,200 feet of continuous down-dip mineralization with an average strike length of 500 feet. In-stope and definition drilling on the 124 Principal Zone from the 290 level continues to return high grade intersections including 0.53 oz/ton gold over 7.9 feet, and 0.38 oz/ton gold over 8.9 feet.

Exploration drilling from the 810 level of the newly-defined 117 Zone has extended gold mineralization both north and south of the Casa Berardi Fault trend for 550 feet down-plunge. Recent drill results include 0.46 oz/ton gold over 14.8 feet in sheared veins to the south of the Casa Berardi Fault, and current drilling will investigate the down-plunge in the vicinity of the Casa Berardi Fault.

Surface drilling on the 124 Zone east of the Principal Zone area indicate good lateral continuity of a 10 to 15 foot thick quartz vein with pyrite-arsenopyrite immediately north of the Casa Berardi Fault near the main 290 level drift. Drill results in this area include 0.42 oz/ton gold over 9.8 feet.

Lucky Friday - Idaho

There is no underground drilling at Lucky Friday planned for 2015.

More complete drill assay highlights from San Sebastian, Greens Creek, and Casa Berardi can be found in Table A at the end of the release.

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 1, 2015, to stockholders of record on May 22, 2015. The realized silver price was $17.18 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors has also elected to declare the regular quarterly cash dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on July 1, 2015, to stockholders of record on June 15, 2015.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 7, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales, including as a result of the #4 Shaft Project; (ii) estimates of future costs and cash cost, after by-product credits per ounce of silver/gold, including the expected cost of the #4 Shaft project; (iii) guidance for 2015 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,225/oz, silver at $17.25/oz, zinc at $0.90/lb, lead at $0.95/lb and USD/CAD assumed at $0.91); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) expected level of hydroelectric power usage at Greens Creek; (vii) the possibility of the improving recoveries at Casa Berardi as a result of changes being made to the plant; (viii) possible strike extensions of veins at the San Sebastian project, the ability to secure a third party mill and the ability of the project to generate free cash flow in the next year or two; and (ix) completion of the acquisition of Revett and the ability to permit and bring the Rock Creek project into production in 10-15 years. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Form 10-K, filed on February 19, 2014 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”).  However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”).  NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements.  Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of  mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed  by foreign law.  Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted.  Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable.  Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Income

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Sales of products	$119,092	$125,787
Cost of sales and other direct production costs	73,965	77,741
Depreciation, depletion and amortization	25,254	25,803
	99,219	103,544
Gross profit	19,873	22,243

Other operating expenses:
General and administrative	8,720	7,941
Exploration	4,615	4,150
Pre-development	521	419
Other operating expense	628	718
Provision for closed operations and reclamation	467	1,104
	14,951	14,332
Income from operations	4,922	7,911
Other income (expense):
Gain on derivative contracts	5,792	9,452
Interest and other income	38	79
Unrealized gain (loss) on investments	(2,843)	688
Net foreign exchange gain	12,274	4,134
Interest expense	(6,192)	(6,840)
	9,069	7,513
Income before income taxes	13,991	15,424
Income tax provision	(1,439)	(3,783)
Net income	12,552	11,641
Preferred stock dividends	(138)	(138)
Income applicable to common stockholders	$12,414	$11,503
Basic income per common share after preferred dividends	$0.03	$0.03
Diluted income per common share after preferred dividends	$0.03	$0.03
Weighted average number of common shares outstanding – basic	368,789	342,666
Weighted average number of common shares outstanding – diluted	369,691	350,018

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and share in thousands - unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$196,231	$209,665
Accounts receivable:
Trade	27,280	17,696
Other, net	15,518	17,184
Inventories	43,895	47,473
Current deferred income taxes	10,064	12,029
Other current assets	15,337	12,312
Total current assets	308,325	316,359
Non-current investments	4,334	4,920
Non-current restricted cash and investments	883	883
Properties, plants, equipment and mineral interests, net	1,837,173	1,831,564
Non-current deferred income taxes	98,544	98,923
Other non-current assets and deferred charges	10,692	9,415
Total assets	$2,259,951	$2,262,064

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$39,712	$41,869
Accrued payroll and related benefits	18,320	27,956
Accrued taxes	3,891	4,241
Current portion of capital leases	10,289	9,491
Current portion of accrued reclamation and closure costs	1,631	1,631
Other current liabilities	14,695	5,797
Total current liabilities	88,538	90,985
Capital leases	11,590	13,650
Long-term debt	498,791	498,479
Non-current deferred tax liability	138,422	153,300
Accrued reclamation and closure costs	55,781	55,619
Other non-current liabilities	47,504	53,057
Total liabilities	840,626	865,090

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	93,106	92,382
Capital surplus	1,495,893	1,486,750
Accumulated deficit	(129,817)	(141,306)
Accumulated other comprehensive loss	(30,095)	(32,031)
Treasury stock	(9,801)	(8,860)
Total stockholders’ equity	1,419,325	1,396,974
Total liabilities and stockholders’ equity	$2,259,951	$2,262,064
Common shares outstanding	369,993	367,377

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
OPERATING ACTIVITIES
Net income	$12,552	$11,641
Non-cash elements included in net income:
Depreciation, depletion and amortization	25,523	26,054
Unrealized (gain) loss on investments	2,843	(688)
Loss on disposition of properties, plants, equipment and mineral interests	74	275
Provision for reclamation and closure costs	778	933
Stock compensation	1,060	1,065
Deferred income taxes	555	(2,851)
Amortization of loan origination fees	454	519
Gain on derivative contracts	(2,970)	(8,847)
Foreign exchange gain	(11,490)	(4,688)
Other non-cash charges, net	24	692
Change in assets and liabilities:
Accounts receivable	(8,210)	1,387
Inventories	3,949	4,669
Other current and non-current assets	(1,638)	923
Accounts payable and accrued liabilities	4,037	(5,416)
Accrued payroll and related benefits	(5,116)	2,721
Accrued taxes	(263)	4,756
Accrued reclamation and closure costs and other non-current liabilities	(743)	(2,762)
Cash provided by operating activities	21,419	30,383

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(26,958)	(26,867)
Proceeds from disposition of properties, plants and equipment	25	—
Purchases of investments	(947)	—
Changes in restricted cash and investment balances	—	(2,485)
Net cash used in investing activities	(27,880)	(29,352)

FINANCING ACTIVITIES
Acquisition of treasury shares	(941)	—
Dividends paid to common stockholders	(924)	(857)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(63)	(468)
Repayments of capital leases	(2,347)	(2,403)
Net cash used in financing activities	(4,413)	(3,866)
Effect of exchange rates on cash	(2,560)	(1,698)
Net decrease in cash and cash equivalents	(13,434)	(4,533)
Cash and cash equivalents at beginning of period	209,665	212,175
Cash and cash equivalents at end of period	$196,231	$207,642

HECLA MINING COMPANY

Production Data

	Three Months Ended
	March 31, 2015	March 31, 2014
GREENS CREEK UNIT
Tons of ore milled	195,469	202,715
Mining cost per ton	$73.68	$66.89
Milling cost per ton	$28.74	$27.51
Ore grade milled - Silver (oz./ton)	13.78	12.44
Ore grade milled - Gold (oz./ton)	0.12	0.12
Ore grade milled - Lead (%)	3.26	3.14
Ore grade milled - Zinc (%)	8.34	8.57
Silver produced (oz.)	2,035,966	1,787,137
Gold produced (oz.)	15,239	15,009
Lead produced (tons)	4,930	4,825
Zinc produced (tons)	13,920	15,041
Cash cost, after by-product credits, per silver ounce (1)	$3.23	$1.58
Capital additions (in thousands)	$6,344	$5,582
LUCKY FRIDAY UNIT
Tons of ore processed	74,245	79,089
Mining cost per ton	$84.68	$80.99
Milling cost per ton	$20.27	$20.59
Ore grade milled - Silver (oz./ton)	11.75	9.38
Ore grade milled - Lead (%)	7.00	6.49
Ore grade milled - Zinc (%)	3.19	3.00
Silver produced (oz.)	836,719	699,605
Lead produced (tons)	4,948	4,810
Zinc produced (tons)	2,167	2,050
Cash cost, after by-product credits, per silver ounce (1)	$9.05	$9.60
Capital additions (in thousands)	$13,707	$10,510
CASA BERARDI UNIT
Tons of ore milled	188,095	186,143
Mining cost per ton	$105.50	$121.15
Milling cost per ton	$21.94	$22.78
Ore grade milled - Gold (oz./ton)	0.16	0.19
Ore grade milled - Silver (oz./ton)	0.036	0.031
Gold produced (oz.)	25,411	31,259
Silver produced (oz.)	5,912	5,111
Cash cost, after by-product credits, per gold ounce (1)	$974	$886
Capital additions (in thousands)	$7,856	$12,856

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

(Unaudited)

This release contains references to non-GAAP measures of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. The Company believes that these non-GAAP measures provide management and investors an indication of net cash flow. Management also uses cash cost, after by-product credits, per ounce for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday Units
	Three months ended March 31,
	2015	2014
By-product value, all silver properties:
Zinc	$21,690	$22,956
Gold	15,508	16,260
Lead	13,893	15,767
Total by-product credits	$51,091	$54,983

By-product credits per silver ounce, all silver properties
Zinc	$7.55	$9.23
Gold	5.40	6.54
Lead	4.84	6.34
Total by-product credits	$17.79	$22.11

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit
	Three months ended March 31,
	2015	2014
Silver by-product value	$97	$104
Silver by-product credits per gold ounce	$3.82	$3.33

The following table calculates cash cost, before by-product credits, per silver ounce and cash cost, after by-product credits, per silver ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday Units
	Three Months Ended March 31,
	2015	2014
Cash cost, before by-product credits (1)	$65,246	$64,519
By-product credits	(51,090)	(54,983)
Cash cost, after by-product credits	14,156	9,536
Divided by ounces produced	2,873	2,487
Cash cost, before by-product credits, per silver ounce	$22.71	$25.94
By-product credits per silver ounce	$(17.78)	$(22.11)
Cash cost, after by-product credits, per silver ounce	$4.93	$3.83
Reconciliation to GAAP:
Cash cost, after by-product credits	$14,156	$9,536
Depreciation, depletion and amortization	16,612	17,222
Treatment costs	(19,921)	(19,906)
By-product credits	51,090	54,983
Change in product inventory	5,718	4,795
Reclamation and other costs	393	525
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$68,048	$67,155

	Greens Creek Unit
	Three Months Ended March 31,
	2015	2014
Cash cost, before by-product credits (1)	$47,113	$46,599
By-product credits	(40,531)	(43,777)
Cash cost, after by-product credits	6,582	2,822
Divided by ounces produced	2,036	1,787
Cash cost, before by-product credits, per silver ounce	$23.14	$26.08
By-product credits per silver ounce	$(19.91)	$(24.50)
Cash cost, after by-product credits, per silver ounce	$3.23	$1.58
Reconciliation to GAAP:
Cash cost, after by-product credits	$6,582	$2,822
Depreciation, depletion and amortization	13,746	15,026
Treatment costs	(15,233)	(15,389)
By-product credits	40,531	43,777
Change in product inventory	5,694	4,999
Reclamation and other costs	388	528
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$51,708	$51,763

	Lucky Friday Unit
	Three Months Ended March 31,
	2015	2014
Cash cost, before by-product credits (1)	$18,133	$17,920
By-product credits	(10,559)	(11,206)
Cash cost, after by-product credits	7,574	6,714
Divided by ounces produced	837	700
Cash cost, before by-product credits, per silver ounce	$21.68	$25.62
By-product credits per silver ounce	$(12.63)	$(16.02)
Cash cost, after by-product credits, per silver ounce	$9.05	$9.60
Reconciliation to GAAP:
Cash cost, after by-product credits	$7,574	$6,714
Depreciation, depletion and amortization	2,866	2,196
Treatment costs	(4,688)	(4,517)
By-product credits	10,559	11,206
Change in product inventory	24	(204)
Reclamation and other costs	5	(3)
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$16,340	$15,392

	Casa Berardi Unit
	Three months ended March 31,
	2015	2014
Cash cost, before by-product credits (1)	$24,835	$27,808
By-product credits	(97)	(104)
Cash cost, after by-product credits	24,738	27,704
Divided by gold ounces produced	25,411	31,259
Cash cost, before by-product credits, per gold ounce	977.34	889.61
By-product credits per gold ounce	(3.82)	(3.33)
Cash cost, after by-product credits, per gold ounce	$973.52	$886.28
Reconciliation to GAAP:
Cash cost, after by-product credits	$24,738	$27,704
Depreciation, depletion and amortization	8,643	8,581
Treatment costs	(153)	(98)
By-product credits	97	104
Change in product inventory	(2,272)	(107)
Reclamation and other costs	118	205
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$31,171	$36,389

	Total, All Locations
	Three months ended March 31,
	2015	2014
Reconciliation to GAAP:
Cash cost, after by-product credits	$38,894	$37,240
Depreciation, depletion and amortization	25,255	25,803
Treatment costs	(20,074)	(20,004)
By-product credits	51,187	55,087
Change in product inventory	3,446	4,688
Reclamation and other costs	511	730
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$99,219	$103,544

(1)

Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

HECLA MINING COMPANY

Reconciliation of Net Income Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss)
Applicable to Common Stockholders

(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of Adjusted net income (loss) applicable to common stockholders and Adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2015	2014
Net income applicable to common stockholders (GAAP)	$12,414	$11,503

Adjusting items:
Gains on derivatives contracts	(5,792)	(9,452)
Provisional price losses (gains)	(2,125)	738
Foreign exchange gain	(12,274)	(4,134)
Income tax effect of above adjustments	792	2,091

Adjusted net income (loss) applicable to common stockholders	$(6,985)	$746

Weighted average shares - basic	368,789	342,666

Weighted average shares - diluted	369,691	350,018

Basic and diluted adjusted net income (loss) per common share	$(0.02)	$—

HECLA MINING COMPANY

Reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (GAAP)

(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses . Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended March 31,
	2015	2014
Net income	$12,552	$11,641

Plus: Interest expense	6,192	6,840
Plus: Income taxes	1,439	3,783
Plus: Depreciation, depletion and amortization	25,254	25,803
Plus: Exploration expense	4,615	4,150
Plus: Pre-development expense	521	419
Less: Foreign exchange gain	(12,274)	(4,134)
Less: Gains on derivative contracts	(5,792)	(9,452)
Plus/(Less): Provisional price (gains)/losses	(2,125)	738
Plus: Stock-based compensation	1,060	1,065
Plus/(Less): Unrealized (gains)/loss on investments	2,843	(688)
Other	750	854

Adjusted EBITDA	$35,035	$41,019

Table A - Assay Results - Q1 2015

Note: All assay intervals represent true widths of drill core with the exception of the results from Greens Creek. At Greens Creek the assay intervals represent the horizontal width because the mineralized bodies are very irregular in shape and in most cases this is the best approximation for true width.

Greens Creek (Alaska)

Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Gallagher Fault Block Exploration	GC3898	243/9	750.70	751.60	0.9	8.31	0.14	3.97	1.90	-859
	GC3902	243/-5	166.40	170.40	4.0	17.47	0.02	0.81	0.41	-859
Northwest West Definition	GC3870	063/-31	49.00	63.10	9.8	14.69	0.02	5.44	2.21	-433
			166.10	171.90	5.2	103.04	0.10	6.65	3.60	-493
			219.50	230.70	11.2	6.29	0.19	21.43	3.45	-521
	GC3900	063/-9	0.00	11.20	9.7	12.37	0.20	18.74	5.33	-381
			215.90	255.50	22.7	6.12	0.16	14.43	2.96	-414
			365.70	387.90	20.3	20.42	0.45	22.24	7.87	-438
	GC3901	063/-18	0.00	9.00	8.6	7.79	0.15	21.90	6.42	-382
			170.00	202.40	23.7	6.16	0.17	14.10	2.66	-435
			325.10	353.30	24.4	6.63	0.22	16.99	3.56	-486
			409.00	425.50	15.1	8.77	0.09	16.28	3.79	-515
	GC3903	063/-45	29.50	39.00	8.0	5.49	0.22	11.65	1.25	-407
			237.70	247.50	9.0	15.62	0.15	1.34	0.73	-557
			290.40	293.30	2.9	55.19	0.58	14.94	4.75	-595
	GC3904	063/-31	275.80	280.20	4.0	24.82	0.10	24.71	8.48	-532
			292.00	300.60	7.7	14.64	0.09	22.63	6.64	-541
			307.50	312.10	4.2	11.97	0.07	12.43	4.49	-550
	GC3906	063/-39	0.00	7.00	4.9	16.82	0.18	10.04	4.52	-385
			266.50	283.80	17.3	14.24	0.15	6.84	1.90	-555
	GC3907	063/-59	0.00	25.50	15.0	10.02	0.17	14.77	4.42	-385
	GC3911	063/-57	210.50	215.10	4.5	199.87	0.40	2.77	0.07	-570
	GC3914	063/-29	258.50	278.30	18.1	9.13	0.19	13.71	1.97	-408
	GC3916	063/-47	262.30	266.40	3.8	24.58	0.19	9.57	3.13	-474
			317.30	334.00	16.6	21.33	0.15	17.56	5.04	-515
	GC3928	243/-78	398.00	455.00	35.1	9.97	0.09	20.86	4.64	-674
	GC3931	70.5/-11	415.80	422.50	6.5	53.12	0.19	12.38	7.64	-353
	GC3936	063/-48	309.80	314.30	4.5	14.13	0.08	18.48	4.94	-512
	GC3938	243/-82	120.00	123.30	2.5	17.21	0.01	13.80	5.86	-534
			147.60	151.10	3.5	37.38	0.15	10.69	5.26	-563
	GC3939	243/-48	281.50	285.20	3.7	24.25	0.05	11.20	5.78	-625
			313.90	322.60	8.6	18.17	0.16	3.47	1.87	-649
	GC3940	243/-57	237.00	242.60	2.5	17.26	0.05	9.69	5.44	-655
			255.00	259.00	1.8	30.50	0.10	12.81	6.01	-630
			262.00	267.00	2.2	28.26	0.07	2.96	1.48	-629
			283.60	291.00	3.2	22.38	0.18	7.52	3.68	-653
			345.80	357.40	5.1	29.37	0.22	11.35	5.26	-706
	GC3941	243/-61	191.70	203.00	5.3	31.63	0.17	4.25	2.41	-588
			214.00	239.50	14.3	12.86	0.09	3.00	1.37	-608
			262.10	273.30	3.1	33.48	0.10	10.49	5.18	-655

	GC3944	243/-38	100.50	107.90	5.8	15.45	0.04	8.27	3.18	-476
			134.50	152.40	12.4	39.01	0.07	12.20	5.39	-497
			163.00	188.00	14.7	30.17	0.09	10.49	5.20	-516
			195.00	206.00	6.2	20.78	0.03	9.75	4.76	-536
			215.20	228.40	10.4	19.29	0.04	7.58	3.76	-548
			265.20	279.60	10.5	25.60	0.07	13.80	6.53	-578
	GC3945	243/-26	104.00	133.00	22.9	27.90	0.20	5.29	2.34	-460
			220.20	226.30	4.9	21.18	0.06	24.51	11.54	-512
	GC3951	063/-84	88.70	92.40	2.4	54.89	0.12	8.48	3.14	-505
			151.00	155.60	4.6	51.49	0.19	9.96	5.54	-566
West Wall Definition	GC3903	063/-45	612.80	614.70	1.9	18.65	0.07	25.77	19.53	-829
	GC3910	063/-36	531.00	536.30	4.2	20.76	0.17	9.51	2.79	-709
	GC3911	063/-57	553.70	554.80	1.1	12.38	0.09	32.59	21.77	-856
	GC3914	063/-29	651.70	652.90	1.2	22.35	0.17	14.31	11.28	-603
Deep 200 South Definition	GC3915	063/-90	256.70	262.60	5.7	15.51	0.07	0.56	0.34	-1522
	GC3920	063/-75	303.40	308.30	3.8	17.61	0.12	0.69	0.40	-1556
			456.80	470.00	12.7	29.87	0.04	2.89	1.55	-1705
	GC3922	243/-63	291.80	298.00	5.5	25.46	0.03	3.60	2.22	-1525
			476.40	482.40	6.0	30.14	0.38	8.26	3.61	-1689
	GC3925	243/-47	375.00	387.40	10.4	20.37	0.10	1.37	0.72	-1538
			548.20	551.50	2.6	18.52	0.05	4.24	2.50	-1665
	GC3927	243/-76	272.80	277.10	4.2	19.35	0.16	0.48	0.28	-1528
	GC3935	063/-82	313.20	323.40	9.5	20.48	0.23	1.04	0.62	-1576
	GC3950	243/-56	330.50	350.00	11.7	67.81	0.04	3.85	2.24	-1536
			539.00	541.50	2.5	10.33	0.03	3.96	2.04	-1710

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Lower 118 (118-27)	CBP-0910-005	12015	193/-2	180.4	215.9	32.8	0.27	-2993.1
(118-27)	CBP-0910-010	12015	181/-37	229.7	290.4	60.4	0.28	-3133.7
(118-32)	CBP-0910-029	12135	180/-52	95.8	114.8	14.4	0.34	-3062.4
(118-32)	CBP-0910-030	12135	180/-34	74.8	85.3	8.9	0.47	-3020.3
Upper 118 (118-43)	CBP-0530-179	12069	019/-9	65.6	98.8	33.1	0.31	-1767.9
(118-44)	CBP-0530-183	12067	351/-18	109.6	139.1	28.5	0.30	-1792.1
(118-42)	CBP-0530-184	12069	019/-31	73.8	95.1	21.0	0.42	-1798.6
(118-43)	CBP-0530-188	12068	360/-11	80.1	139.1	43.0	0.31	-1776.2
Upper 123 (123-05)	CBP-0550-036	12476	155/64	159.8	210.6	43.3	0.26	-1628.5
(123-05)	CBP-0550-037	12475	173/67	140.1	211.6	60.4	0.35	-1632.9
(123-05)	CBP-0550-047	12476	155/56	153.2	200.1	38.7	0.28	-1647.2
(123-05)	CBP-0550-048	12476	155/45	140.7	183.7	36.7	0.29	-1677.7
(123-05)	CBP-0550-057	12477	138/25	167.0	196.9	23.0	0.27	-1717.2
(123-05)	CBP-0550-074	12476	164/7	126.0	184.1	54.8	0.25	-1779.7
(123-05)	CBP-0550-078	12477	146/60	173.9	210.0	31.2	0.34	-1630.1
(123-05)	CBP-0550-087	12506	142/14	236.2	261.5	17.7	0.52	-704.8
Lower 123 (123-04)	CBP-0830-026	12276	196/15	271.0	290.7	19.0	0.42	-2624.7
(123-03)	CBP-0830-035	12276	184/-6	289.4	302.2	12.1	0.86	-2730.4
(123-04)	CBP-0830-039	12275	211/38	308.4	319.6	9.8	0.60	-2525.9
Principal (124-22)	CBP-0290-192	12410	037/-38	126.3	142.4	12.5	0.33	-1027.7
(124-22)	CBP-0290-193	12410	038/-49	146.7	163.1	8.5	0.32	-1056.5
(124-22)	CBP-0290-195	12438	035/-4	131.2	141.4	8.9	0.38	-954.7
(124-22)	CBP-0290-233	12438	073/-4	180.4	201.8	7.9	0.53	-958.5
(124-22)	CBP-0290-234	12439	073/-20	183.7	219.8	12.8	0.33	-1009.2
(124-22)	CBP-0290-243	12439	086/-43	292.3	330.1	2.0	0.30	-1667.4
Explo U 113	CBW-1066	11700	010/-83	1778.2	1794.9	16.7	0.12	-4126.3
Explo U 113	CBW-1066	11700	010/-83	1855.3	1866.8	11.5	0.18	-4177.8
Explo S 124	CBS-15-615	12900	360/-60	1446.9	1461.6	9.8	0.42	-1211.9

San Sebastian (Mexico)

Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
East Francine Vein	SS-697	7.32	11.40	4.08	4.07	0.30	17.32
East Francine Vein	SS-700	39.17	42.14	2.97	2.93	0.04	1.20
East Francine Vein	SS-702	97.88	99.88	2.00	1.83	0.15	0.45
East Francine Vein	SS-704	28.70	29.15	0.45	0.43	0.01	0.01
East Francine Vein	SS-705	8.00	9.97	1.97	1.97	0.07	8.09
East Francine Vein	SS-718	39.0	43.1	4.1	4.0	0.03	1.99
East Francine Vein	SS-734	126.5	128.1	1.5	1.5	0.13	3.06
East Francine Vein	SS-748	10.0	24.9	14.9	14.3	0.01	2.51
East Francine Vein	SS-767	13.3	18.4	5.1	5.0	0.06	2.71
Middle Vein	SS-735	219.0	226.0	7.1	6.7	0.03	3.19
Middle Vein	SS-739	232.5	240.5	8.0	7.8	0.21	7.59
Middle Vein	SS-740	194.0	200.4	6.4	6.0	0.12	3.89
Middle Vein	SS-745	279.7	286.2	6.5	6.5	0.03	4.99
Middle Vein	SS-753	254.7	256.7	2.0	1.9	0.31	3.18
Middle Vein	SS-754	579.1	581.7	2.7	2.7	0.01	4.49
Middle Vein	SS-755	286.0	295.3	9.3	8.9	0.29	6.72
Middle Vein	SS-756	142.4	144.6	2.2	2.1	0.22	2.50
Middle Vein	SS-762	514.0	515.4	1.3	1.3	0.03	13.74
North Vein	SS-709	105.3	114.0	8.7	8.7	0.12	3.55
North Vein	SS-715	4.2	6.6	2.4	2.2	0.07	1.71
North Vein	SS-717	434.6	438.5	3.9	3.3	0.01	4.40
North Vein	SS-726	126.5	127.2	0.7	0.7	0.34	2.95
North Vein	SS-731	449.6	451.2	1.6	1.6	0.07	0.93
North Vein	SS-735	611.8	616.3	4.5	4.4	0.02	18.33
North Vein	SS-739	660.0	663.7	3.7	3.6	0.09	18.43
North Vein	SS-750	729.0	737.0	8.0	8.0	0.02	5.20
North Vein	SS-755	725.8	730.0	4.1	4.1	0.02	9.29
North Vein	SS-761	762.9	766.9	4.0	3.9	0.03	13.59
North Vein	SS-764	771.4	775.9	4.5	4.4	0.01	3.42
North Vein	SS-765	560.5	566.1	5.5	5.4	0.01	7.44